Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Aptiv PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt Security	4.250% Senior Notes due 2036	Rule 457(r)	€750,000,000	99.723%	€747,922,500	0.0001476	$120,372.92

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$815,534,694.00 (1)		$120,372.92

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$120,372.92

(1)	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to US Dollar exchange rate on June 3, 2024 of €1.00 = $1.0904, as published by Bloomberg L.P.
(2)

This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-258499) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.